CERTIFICATE OF MERGER
of
RADIATION ASSURED DEVICES, INC.
into
AEROFLEX PROPERTIES CORP.

Under Section 905 of the Business Corporation Law

It is hereby certified by the corporation named herein as the surviving corporation as follows:

FIRST:  The Board of Directors of the corporation named herein as the surviving corporation has adopted a Plan of Merger setting forth the terms and conditions of merging the corporation named herein as the subsidiary corporation into said surviving corporation.

SECOND:  The name of the subsidiary corporation to be merged, which was organized under the laws of the State of Colorado on February 7, 2003, is Radiation Assured Devices, Inc.  No Application for Authority in the State of New York of said corporation to transact business as a foreign corporation therein was filed by the Department of State of the State of New York.

THIRD:  The name of the surviving corporation, the certificate of incorporation of which was filed by the Department of State on July 22, 1998, is Aeroflex Properties Corp., which will continue its existence as the said surviving corporation under the name “Aeroflex RAD, Inc.”

FOURTH:  The name of the surviving corporation shall be amended by reason of the merger herein to “Aeroflex RAD, Inc.”

FIFTH:  The designation and number of outstanding shares of each class of the subsidiary corporation, all of which are owned by the surviving corporation, as set forth in the Plan of Merger, are as follows:

Designation	Number

Common Stock, no par value	15,000,000

AEROFLEX PROPERTIES CORP.

	By:	/s/ John Adamovich, Jr.
	Name:	John Adamovich, Jr.
	Title:	Vice President

CERTIFICATE OF MERGER

OF

RADIATION ASSURED DEVICES, INC.

INTO

AEROFLEX PROPERTIES CORP.

Under Section 905 of the Business Corporation Law.

Filed by:	Jill T. Braunstein, Esq.
(Name)
c/o Moomjian, Waite, Wactlar & Coleman, LLP
100 Jericho Quadrangle, Suite 225
(Mailing address)
Jericho, New York 11753
(City, State and Zip code)